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                                                                 Exhibit 99.23

Intacs for Myopia Now Offered by 187 Vision Correction Surgeon in U.S.

KeraVision reaches 94 percent of surgeon training goal in 2 1/2 months

FREMONT, Calif. -- (BW HealthWire) -- June 21, 1999 -- Saying that the company expects to exceed by at least 50 percent analysts' consensus revenue projections of about $2 million for the second quarter ending June 30, KeraVision, Inc. (Nasdaq: KERA - news), the vision correction company, announced that it trained 187 ophthalmic surgeons to perform the IntacsT treatment for myopia since April 9. That is when Intacs became the first FDA-approved non-laser option for the surgical treatment of mild nearsightedness.

In remarks last week at the Goldman, Sachs & Co. 20th Annual Healthcare Conference in New York, KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said surgeon training is well ahead of schedule and that enrollment in the company's surgeon training sessions is fully booked through August. Previously, KeraVision said it intended to train 200 ophthalmic surgeons by year-end -- or roughly 50 surgeons by the end of June.

Second quarter revenues will largely reflect the sale of startup inventories of Intacs, instruments and surgeon training.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "The Intacs launch is being well received by surgeons and extensively and favorably reported by the news media. KeraVision is encouraged by early signs that Intacs are finding acceptance in the marketplace."

He noted that 80 percent of surgeons were performing the Intacs treatment on patients within four weeks of completing training.

Intacs vs. Leading Laser Procedure

In a comparative study, Intacs outperformed the LASIK technique when used to treat mild nearsightedness. Eighty-two percent of Intacs patients saw 20/20 or better after treatment vs. 68 percent of LASIK patients, and 63 percent saw 20/16 or better vs. 27 percent of LASIK patients. Data are based on clinical results for 50 U.S. Phase III Intacs patients and 46 LASIK patients, all treated for -1.0 to -4.0 diopters of myopia at Hunkeler Vision Centers in Kansas City.

Intacs are unique from other techniques because they can be removed if a patient's vision needs change with age. In U.S. clinical studies, 100 percent of patients returned to within one diopter of their original refraction after their Intacs were removed and 86 percent returned to within one-half diopter.

Intacs are approved for treating the approximately 20 million adult Americans who are within the range of -1.0 to -3.0 diopters. Defined as "mild" myopes, these people often require correction for ordinary activities like driving or seeing an alarm clock and are estimated to be the fastest growing segment of the vision correction surgery market.

Results for First Intacs Customer

Also reported at the Goldman, Sachs conference were clinical results for the first commercial Intacs patient in the U.S: Tom Loarie II, son of KeraVision's chairman and CEO.

Loarie, who was treated with Intacs on April 15, was corrected to 20/20 in both eyes. Previously, he saw 20/200 in the left eye and 20/80 in the right eye and with low astigmatism. The treatment was performed by David J. Schanzlin, M.D., who is chief clinical investigator for the Intacs clinical trials and professor of ophthalmology at the University of California -- San Diego, Shiley Eye Center.

Media Coverage of Intacs

Since the first of the year, Intacs have been positively featured in more than 3,200 articles in U.S. newspapers and magazines and in nearly 300 TV broadcasts, according to the media tracking services Bacon's Information Inc. and Video Monitoring Services of America LP. Major stories appeared in the New York Times, Wall Street Journal, ABC's "Good Morning America," NBC's "Nightly News with Tom Brokaw" and CNN, among others.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for the surgical treatment of mild myopia (nearsightedness). Intacs are a safe and convenient alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended March 31, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc.



For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc. in